Exhibit 10.2

EXECUTION VERSION

TAX MATTERS AGREEMENT

This Tax Matters Agreement (this “Agreement”), dated as of May 1, 2019, is entered into by and among iHeartMedia, Inc., a Delaware corporation (“IHM”), iHeartCommunications, Inc., a Texas corporation (“IHC”), iHeart Operations, Inc., a Delaware corporation (“Radio Newco”), Clear Channel Holdings, Inc., a Delaware corporation (“CCH”), Clear Channel Outdoor Holdings, Inc., a Delaware corporation (“CCOH”), Clear Channel Outdoor, LLC, a Delaware limited liability company (“CCOI”).

RECITALS

WHEREAS, certain IHM Group Members (as defined below), on the one hand, and certain Outdoor Group Members (as defined below), on the other hand, file Income Tax Returns (as defined below) on a consolidated, combined or unitary basis for certain federal, state, local and foreign Income Tax (as defined below) purposes;

WHEREAS, IHM prepares and files, or causes to be prepared and filed, the Income Tax Returns of each Outdoor Group Member, whether or not such Outdoor Group Member files an Income Tax Return on a consolidated, combined or unitary basis with any IHM Group Member;

WHEREAS, IHC (f/k/a Clear Channel Communications, Inc.), which is an IHM Group Member, and CCH, which is an Outdoor Group Member, are parties to that certain Tax Matters Agreement dated as of November 10, 2005 (the “2005 Tax Matters Agreement”);

WHEREAS, on March 14, 2018, IHM and certain of its subsidiaries including IHC and CCH (collectively, the “Debtors”), filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”);

WHEREAS, on April 28, 2018 the Debtors filed with the Court a plan of reorganization that was amended on August 5, 2018, and further amended or modified on August 23, 2018, August 28, 2018, September 12, 2018, September 18, 2018, October 10, 2018, October 17, 2018, December 17, 2018, and January 22, 2019 (as the same may be further amended, the “Plan”) and confirmed by the Court by order dated January 22, 2019, pursuant to which the Debtors will undertake certain restructuring and recapitalization transactions with respect to its capital structure, including a separation of CCOH from IHM, IHC and the other Debtors, all as further described in the Transaction Documents (the “Transactions”),

WHEREAS, in connection with the Plan, CCH converted from a Nevada corporation to a Delaware corporation by filing a certificate of conversion in accordance with Delaware law, which is intended to qualify as a reorganization under Section 368(a)(1)(F) of the Code;

WHEREAS, in connection with the Plan, CCH was fully and unconditionally released and discharged from all of its obligations under guarantees of IHC’s indebtedness (the “CCH Release”);

WHEREAS, in connection with the Plan, CCH formed Radio Newco which is not a guarantor of IHC’s pre-petition indebtedness;

WHEREAS, in connection with the Plan, CCOH caused the conversion of CCOI, a direct wholly owned subsidiary of CCOH, into a limited liability company (the “Conversion”), which is intended to qualify as a complete liquidation described in Section 332 of the Code pursuant to which the excess loss account in the stock of CCOI is eliminated;

WHEREAS, in connection with the Plan, CCH contributed the Radio Business Subsidiaries to Radio Newco in a taxable transaction in exchange for common stock and preferred stock of Radio Newco, which preferred stock CCH sold to one or more third parties for cash pursuant to a pre-arranged and binding commitment (the “Radio Contribution”);

WHEREAS, in connection with the Plan, following the Radio Contribution, CCH distributed to IHC in a taxable distribution the common stock of Radio Newco and the proceeds of the sale of the preferred stock of Radio Newco (the “Radio Distribution”);

WHEREAS, in connection with the Plan, following the Conversion and the distribution to CCH of the shares of CCOH stock owned by Broader Media LLC and CC Finco LLC, each a direct wholly owned subsidiary of CCH, CCOH shall merge with and into CCH, and CCH shall be the surviving corporation in such merger (the “CCOH Merger”), which merger is intended to qualify as a complete liquidation described in Section 332 of the Code with respect to CCH pursuant to which the excess loss account in the stock of CCOH is eliminated and as a reorganization under Section 368(a) of the Code with respect to the public shareholders of CCOH;

WHEREAS, in connection with the Plan, CCH will issue preferred stock to one or more third parties for cash;

WHEREAS, in connection with the Plan, following the CCOH Merger and pursuant to the terms of the Plan, IHC shall transfer to its creditors the stock of CCH owned by IHC (the “CCH Distribution”) in a taxable transaction;

WHEREAS, in connection with the Plan, the parties desire to enter into this Agreement which the parties intend shall replace and supersede in full the 2005 Tax Matters Agreement, to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior and subsequent to, and/or in connection with the Transactions and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the premises set forth above and the terms and conditions set forth below, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.1 Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

“Adjustment” shall mean any proposed or final change in the Tax liability of any Person.

“Affiliate” shall mean any Person that directly or indirectly is “controlled” by the other Person in question. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an Entity, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a Person as determined immediately after the CCH Distribution.

“Affiliated Group” shall mean an affiliated group of corporations within the meaning of Section 1504(a) of the Code (or any analogous combined, consolidated, unitary or other similar group under state, local or non-U.S. income Tax law).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Deconsolidation Date” shall mean the date on which a Deconsolidation Event occurs.

“Deconsolidation Event” shall mean, with respect to each Outdoor Group Member, any event or transaction that causes such Outdoor Group Member to no longer be eligible to join any IHM Group Member in filing an applicable Tax Return on a consolidated, combined or unitary basis; for the avoidance of doubt, the CCH Distribution shall be a Deconsolidation Event with respect to CCH and each Outdoor Group Member for U.S. federal income tax purposes.

“Entity” shall mean a partnership (whether general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, without regard to whether it is treated as a disregarded entity for U.S. federal tax purposes.

“Final Determination” shall mean the final resolution of any Tax matter by issuance of IRS Form 4549, a closing agreement with the IRS or other relevant Taxing Authority, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant foreign, state or local tribunal has expired, a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired, any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered by the jurisdiction imposing the Tax, or any other final resolution, including by reason of the expiration of the applicable statute of limitations.

“IHM Group” shall mean IHM and its Subsidiaries, excluding, however, any Outdoor Group Member; for the avoidance of doubt, the IHM Group shall include CCH, except that with respect to the operations and activities of CCH in any Taxable Period or portion thereof beginning after the CCOH Merger and in its capacity as transferee of or successor to CCOH in the CCOH Merger, CCH shall be considered an Outdoor Group Member.

“IHM Group Member” shall mean each Entity that is included in the IHM Group.

“Income Tax Return” shall mean any Tax Return filed or required to be filed with any Taxing Authority with respect to Income Taxes.

“Income Taxes” shall mean all Taxes imposed on or measured in whole or in part by net income or profits or net worth or a taxable base in the nature of net income or profits or net worth, including franchise Taxes based on such factors and any alternative minimum Tax, and shall include any addition to Tax, additional amount, interest and penalty imposed with respect to such Taxes.

“Indemnified Party” shall mean, with respect to a matter, a Person that is entitled to seek indemnification pursuant to the terms and conditions of this Agreement with respect to such matter.

“Indemnifying Party” shall mean, with respect to a matter, a Person that is obligated to provide indemnification pursuant to the terms and conditions of this Agreement with respect to such matter.

“Indirect Gains Taxes” shall mean all Taxes, other than U.S. federal (or applicable state or local) Income Taxes and Transfer Taxes, imposed on the transfer of any assets or equity interests as a result of the transfer in the Transactions of the equity interests in an entity holding such assets or interests.

“Intended Tax Treatment” shall mean the intended income tax treatment of each of the Transactions, as described in the recitals of this Agreement and in Schedule 3.3 attached hereto.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto, including but not limited to its agents, representatives and attorneys acting in their official capacity.

“Losses” shall mean any loss, cost, fine, penalty, fee, damage, obligation, liability, payment in settlement, Tax or other expense of any kind, including reasonable attorneys’ fees and costs, but excluding any consequential, special, punitive or exemplary damages.

“Non-Income Tax Return” shall mean any Tax Return filed or required to be filed with any Taxing Authority with respect to Non-Income Taxes.

“Non-Income Taxes” shall mean any Taxes other than Income Taxes.

“Outdoor Group” shall mean CCOH and its Subsidiaries, and in any Taxable Period or portion thereof beginning after the CCOH Merger, CCH, with respect to its operations and activities after the CCOH Merger and in its capacity as transferee of or successor to CCOH in the CCOH Merger, and its Subsidiaries.

“Outdoor Group Member” shall mean each Entity that is included in the Outdoor Group.

“Person” shall mean an individual or any Entity.

“Radio Business Subsidiaries” shall mean all Subsidiaries of CCH other than CCOH and its Subsidiaries.

“Refund” shall mean any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Settlement and Separation Agreement” shall mean that certain Settlement and Separation Agreement, dated as of March 27, 2019, by and among IHM, IHC, CCH and CCOH.

“Straddle Period” shall mean any Taxable Period that begins on or before and ends after the date of the CCH Distribution (or, if later with respect to a Tax, the date of the Deconsolidation Event applicable to such Tax).

“Subsidiary” shall mean, with respect to any Person, any other Person of which at least (i) ownership interests constituting more than fifty percent (50%) of the total combined equity economic interest or the capital or profits, in the case of a partnership, or (ii) a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Tax Benefit” shall mean a reduction in the Tax liability of any Person (or of the Affiliated Group of which it is a member) for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if, and to the extent that, the Tax liability of the Person (or of the Affiliated Group of which it is a member) for such Taxable Period is less than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Controversy” shall mean any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Detriment” shall mean an increase in the Tax liability of any Person (or of the Affiliated Group of which it is a member) for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or suffered from a Tax Item in a Taxable Period only if, and to the extent that, the Tax liability of the Person (or the Affiliated Group of which it is a member) for such period is greater than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Item” shall mean any item of income, gain, loss, deduction, credit, recapture of credit, tax basis, or any other item which may have the effect of increasing or decreasing Taxes paid or payable by any Person (or the Affiliated Group of which it is a member).

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return or declaration of estimated Tax) supplied to, filed with or required to be supplied to or filed with a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any laws relating to any Tax return or claim for Refund.

“Taxable Period” shall mean any taxable year or portion thereof.

“Taxes” shall mean any and all U.S. federal, state, local, foreign or other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all income, gross receipts, license, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, excise, social security (or similar), unemployment, disability, real property, personal property, sales, use, intangibles, transfer, value-added, registration, alternative or add-on minimum, ad valorem, payroll, employment, withholding, estimated and other taxes of any kind whatsoever, whether disputed or not, and including all additions to tax, additional amounts, interest and penalties imposed with respect to such taxes.

“Taxing Authority” shall mean, with respect to any Tax, the government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, that imposes such Tax, and the agency (if any) charged with the collection of such Tax, including the IRS.

“Transaction Document” shall mean any document executed by any IHM Group Member and/or any Outdoor Group Member, as the case may be, in connection with the Transactions, including this Agreement and the Plan.

“Transaction Taxes” shall mean any Taxes imposed on any IHM Group Member or Outdoor Group Member in connection with the Transactions, other than Transfer Taxes and Indirect Gains Taxes.

“Transition Services Agreement” shall mean that certain Transition Services Agreement, dated as of the date hereof, by and among iHeartMedia Management Services, Inc., a Delaware corporation, CCOH, IHM, and IHC.

“Transfer Taxes” shall mean all U.S. federal, state, local or foreign sales, use, privilege, gains, transfer (including real property transfer), documentary, stamp, duties, recording, and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any party hereto or any of its Subsidiaries in connection with the Transactions.

Other capitalized terms defined elsewhere in this Agreement shall have the meaning given them in this Agreement.

ARTICLE II

Preparation, Filing and Payment of Taxes Shown Due on Tax Returns

Section 2.1 Tax Payments. Subject in each case to the provisions of Article V:

(a) Estimated Income Tax Payments.

(i) For each Taxable Period ending on or before the date of the CCH Distribution (or, if later with respect to a Tax, the date of the Deconsolidation Event applicable to such Tax), CCOH or, after the CCOH Merger, CCH shall pay, or cause to be paid, to IHM the amount of any estimated Income Taxes owed by any Outdoor Group Member and paid by IHM on such Outdoor Group Member’s behalf, whether or not such estimated Income Tax is attributable to an Income Tax Return filed on a consolidated, combined or unitary basis with any IHM Group Member (“Estimated Income Tax Payments”). In the case of any Estimated Income Tax Payments with respect to which any Outdoor Group Member joins any IHM Group Member in filing an Income Tax Return on a consolidated, combined or unitary basis, the amount of such Estimated Income Tax Payments that are owed to IHM by such Outdoor Group Member shall be determined as if such Outdoor Group Member filed a separate Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Outdoor Group Member.

(ii) For any Straddle Period, the Estimated Income Tax Payments of such Outdoor Group Member shall be determined based on the Tax Items of such Outdoor Group Member that accrue before or on the Deconsolidation Date (a “Pre-Deconsolidation Straddle Period”), calculated as if there were an interim closing of the books of such Outdoor Group Member as of the close of business on the date of the Deconsolidation Event, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Deconsolidation Event or taken out of service prior to the Deconsolidation Event) shall be allocated on a daily basis. For purposes of determining the amount of Estimated Income Tax Payments of each Outdoor Group Member, to the extent that such Outdoor Group Member would be entitled to file an Income

Tax Return with respect to the applicable Income Tax on a consolidated, combined or unitary basis with any other Outdoor Group Member, the Estimated Income Tax Payments of such Outdoor Group Members shall be determined as though such Outdoor Group Members filed an Income Tax Return with respect to such Income Tax on a consolidated, combined or unitary basis based solely on the income, apportionment factors and other Tax Items of such Outdoor Group Members.

(b) Separate Income Tax Liability.

(i) CCOH or, after the CCOH Merger, CCH shall pay, or cause to be paid, to IHM an amount equal to the excess, if any, of (i) the Income Taxes incurred by any Outdoor Group Member under applicable Tax law and paid by IHM on such Outdoor Group Member’s behalf or, in the case of any Income Tax with respect to which any Outdoor Group Member joins any IHM Group Member in filing an Income Tax Return on a consolidated, combined or unitary basis, the amount of Income Taxes that would be incurred by the Outdoor Group Member had such Outdoor Group Member filed a separate Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Outdoor Group Member (“Separate Income Tax Liability”), over (ii) the aggregate amount of Estimated Income Tax Payments actually made to IHM with respect to the Separate Income Tax Liability for such Taxable Period.

(ii) If the aggregate amount of Estimated Income Tax Payments actually made to IHM with respect to the Separate Income Tax Liability for such Taxable Period exceeds such Separate Income Tax Liability, IHM and IHC shall pay to CCOH or, after the CCOH Merger, CCH an amount equal to such excess.

(iii) To the extent that any IHM Group Member utilizes any credits or deductions, including, without limitation, foreign tax credits, alternative minimum tax credits, net operating losses or net capital losses, which are attributable to any Outdoor Group Member, and such utilization results in a Tax Benefit being realized by such IHM Group Member (treating any credits or deductions attributable to the IHM Group as utilized prior to the utilization of any credits or deductions attributable to the Outdoor Group), then IHM and IHC shall pay to CCOH or, after the CCOH Merger, CCH the amount of such Tax Benefit at the time of the filing of the Income Tax Return reflecting the realization of the Tax Benefit, and such credits or deductions with respect to which IHM or IHC has paid CCOH or CCH shall not be utilizable by any Outdoor Group Member for purposes of computing such Outdoor Group Member’s Estimated Income Tax Payments or Separate Income Tax Liability; provided that, (A) the determination of whether any credit or deduction is attributable to any Person for any Taxable Period ending on or before the effective date of this Agreement shall be determined in accordance with the 2005 Tax Matters Agreement, taking into account any prior utilization of any such credit or deduction under the 2005 Tax Matters Agreement, notwithstanding, for the avoidance of doubt, any differing attribution of any such credit or deduction under Treasury Regulation Section

1.1502-21 or otherwise under applicable Law, (B) any credit or deduction attributable to CCH and existing immediately prior to the CCH Merger shall not be treated as a credit or deduction of an Outdoor Group Member, and (C) any reduction under Sections 108(b) or 1017 and Treasury Regulations Sections 1.1502-28 or 1.1502-36 of any credits or deductions, including, without limitation, foreign tax credits, alternative minimum tax credits, net operating losses, net capital losses tax basis or other Tax Item attributable to any Outdoor Group Member in connection with the Transactions shall not be treated as a utilization of a credit or deduction or other Tax Item by an IHM Group Member. Schedule 2.1(b)(iii) sets out the difference, if any, between the amount of credits or deductions attributable to the Outdoor Group Members as determined under the 2005 Tax Matters Agreement and as would be determined under Treasury Regulation Section 1.1502-21 or otherwise under applicable Law, in each case, as of December 31, 2017; provided that, IHM shall use commercially reasonable efforts to provide CCH, at such time as is reasonably practicable, an updated draft of Schedule 2.1(b)(iii) that sets out any such differences as of the date of the CCH Distribution. For purposes of determining the amount of an Outdoor Group Member’s Separate Income Tax Liability, to the extent that such Outdoor Group Member would be entitled to file an Income Tax Return on a consolidated, combined or unitary basis with any other Outdoor Group Member, the Separate Income Tax Liability of such Outdoor Group Members shall be determined as though such Outdoor Group Members had filed a consolidated, combined or unitary Income Tax Return based solely on the income, apportionment factors and other Tax Items of such Outdoor Group Members. Notwithstanding anything else in this agreement to the contrary, and acknowledging that the Settlement and Separation Agreement constitutes full and final satisfaction of any claims under the iHeart Note (as defined in the Settlement and Separation Agreement), no amount shall be payable under this Agreement as a result of any Tax Benefit relating to the settlement of the iHeart Note.

(c) Additional Calculations. For purposes of determining the amount of an Outdoor Group Member’s Estimated Income Tax Payments and Separate Income Tax Liability, IHM shall be entitled to claim all deductions arising by reason of the exercise of any stock options to purchase shares of IHM stock, or arising by reason of the payment of deferred or other compensation by IHM to the extent such payment is not reimbursed by an Outdoor Group Member. In addition, for purposes of any Income Tax Return filed by, with respect to or on behalf of, any Outdoor Group Member (whether or not such Outdoor Group Member files an Income Tax Return on a consolidated, combined or unitary basis with any IHM Group Member), IHM shall be, to the extent permitted by applicable Tax law, entitled to claim all deductions arising by reason of the exercise of any stock options to purchase IHM stock or arising by reason of the payment of deferred or other compensation by IHM to the extent such payment is not reimbursed by an Outdoor Group Member. If, pursuant to a Final Determination, all or any part of such deduction is disallowed or is proposed to be disallowed to IHM then, to the extent permitted by applicable Tax law, the appropriate Outdoor Group Member shall report such deduction on its Income Tax Return (including an amended Income Tax Return). If an Outdoor Group Member realizes a Tax Benefit in any Taxable Period beginning after the date of the CCH Distribution (or, if later with respect to a Tax, the date of the Deconsolidation Event applicable to such Tax), as a result of a deduction arising by reason of the exercise of any stock option to purchase shares of IHM stock or arising by reason of the payment of deferred or other compensation by IHM to the extent such payment is not reimbursed by CCOH or CCH, CCH or CCOH shall pay, or cause to be paid, the amount of such Tax Benefit to IHM.

(d) Non-Income Taxes. Non-Income Taxes shall be allocated between the IHM Group Members, on the one hand, and Outdoor Group Members, on the other hand, based on the applicable items attributable to or arising from any business retained by any IHM Group Member, on the one hand, and any business contributed to (or otherwise held on the CCH Distribution Date by) any Outdoor Group Member, on the other hand, that contribute to such Taxes (e.g., sales Taxes and value added Taxes shall be allocated to the IHM Group Members to the extent arising from taxable sales made by any business retained by any IHM Group Member). CCOH or, after the CCOH Merger, CCH shall pay, or cause to be paid, to IHM an amount equal to the Non-Income Taxes incurred by any Outdoor Group Member under applicable Tax law and paid by IHM on such Outdoor Group Member’s behalf (“Separate Non-Income Tax Liability”), and IHM and IHC shall pay, or cause to be paid, to CCOH or CCH an amount equal to the Non-Income Taxes incurred by any IHM Group Member under applicable Tax law and paid by CCOH or CCH on such IHM Group Member’s behalf.

(e) Tax Liability of CCH for Taxable Periods Before the CCH Distribution. For the avoidance of doubt, for all purposes of this Agreement, any Tax liability of CCH attributable to any Taxable Period ending on or before the date of the CCH Distribution, other than any such Tax liability resulting from CCH’s being a transferee or successor of CCOH in connection with the CCOH Merger or arising from the operations and activities of CCH and its Subsidiaries after the CCOH Merger, shall not be treated as a liability of an Outdoor Group Member, nor shall any Tax Item of CCH arising during any such Taxable Period, other than any such Tax Item resulting from CCH’s being a transferee or successor of CCOH in connection with the CCOH Merger or arising from the operations and activities of CCH and its Subsidiaries after the CCOH Merger, be treated as a Tax Item of any Outdoor Group Member. All provisions of this Agreement shall be construed in a manner consistent with this Section 2.1(e).

(f) Timing.

(i) For each Taxable Period beginning on or before the date of the CCH Distribution (or, if later with respect to a Tax, the date of the Deconsolidation Event applicable to such Tax), IHM shall prepare and deliver to CCOH or, after the CCOH Merger, CCH a schedule (the “Schedule”) showing in reasonable detail IHM’s calculation of any Estimated Income Tax Payments, Separate Income Tax Liability and Separate Non-Income Tax Liability, as the case may be, of each Outdoor Group Member and, subject to Section 4.4, (i) any payments by CCH or CCOH to IHM or IHC required pursuant to Section 2.1(a), (b) or (d) hereof shall be made based on the Schedule no later than the later of (A) fifteen days before the date that such payment is due and payable to the applicable Taxing Authority and (B) ten days after CCOH’s or CCH’s receipt of the Schedule, and (ii) any payments by IHM or IHC to CCOH or CCH required pursuant to Section 2.1(b) or (d) hereof shall be made, based on the Schedule, no later than the date such Tax Return is filed with the applicable Taxing Authority.

(ii) Except as otherwise provided herein, all indemnification or other payments to be made pursuant to this Agreement shall be made within fifteen days of written notice of a request for indemnification or payment by the Indemnified Party, which notice shall be accompanied by a computation of the amount due. If any payments required to be made pursuant to this Agreement (including Estimated Income Tax Payments) are not made when due, such payments shall bear interest at the prevailing federal short-term interest rate as determined under Section 6621 of the Code.

(g) Adjustments.

(i) If, as a result of a Final Determination, there is an Adjustment that would have the effect of increasing or decreasing an Outdoor Group Member’s Separate Income Tax Liability or Separate Non-Income Tax Liability for Taxable Periods beginning on or before the date of the CCH Distribution (or, if later with respect to a Tax, the date of the Deconsolidation Event applicable to such Tax), then CCOH or, after the CCOH Merger, CCH shall pay, or cause to be paid, to IHM the amount of any increased Separate Income Tax Liability or Separate Non-Income Tax Liability, and IHM and IHC shall pay to CCOH or, after the CCOH Merger, CCH the amount of any decreased Separate Income Tax Liability or Separate Non-Income Tax Liability; provided, however, that IHM’s and IHC’s payment to CCOH or CCH shall not exceed the net amount of payments received by IHM from any Outdoor Group Member or CCH with respect to the Separate Income Tax Liability or Separate Non-Income Tax Liability for such Taxable Periods.

(ii) If, as a result of a Final Determination, there is an Adjustment to any of the credits or deductions attributable to any Outdoor Group Member which resulted in a payment by IHM to CCOH or CCH pursuant to Section 2.1(b)(iii) of this Agreement (or to CCOH under Section 2(b) of the 2005 Tax Matters Agreement) that would have the effect of increasing or decreasing the Tax Benefit to the IHM Group Member utilizing such credit or deduction, then CCOH or CCH shall pay, or cause to be paid, to IHM the amount of any decreased Tax Benefit and IHM and IHC shall pay to CCOH or CCH the amount of any increased Tax Benefit.

(h) Other Adjustments. If, as a result of a Final Determination, there is an Adjustment with respect to any Tax Item of any Outdoor Group Member for any Taxable Period beginning on or before the date of the CCH Distribution (or, if later with respect to a Tax, the date of the Deconsolidation Event applicable to such Tax), including any portion of a Straddle Period ending on such date, that results in a Tax Detriment being realized by any IHM Group Member, or by any Outdoor Group Member for which the

IHM Group is otherwise liable, then CCOH or, after the CCOH Merger, CCH shall indemnify IHM against such Tax Detriment. If there is an Adjustment pursuant to Section 482 of the Code or similar authority under applicable Tax law which results in a Tax Detriment being realized by any IHM Group Member or any Outdoor Group Member, on the one hand, and a corresponding Tax Benefit being realized by any Outdoor Group Member or any IHM Group Member, on the other, which is not otherwise taken into account through payments or indemnification under this Agreement, then CCOH or, after the CCOH Merger, CCH, on the one hand, shall pay to IHM, on the other hand, or IHM and IHC, on the one hand, shall pay to CCOH or, after the CCOH Merger, CCH, on the other hand, as the case may be, the amount of such Tax Benefit to the extent of such Tax Detriment.

(i) Reimbursements. Each Outdoor Group Member shall repay, or cause to be repaid, any IHM Group Member for any payment made by such IHM Group Member on behalf of any Outdoor Group Member for Taxes owed by such Outdoor Group Member and that are not otherwise subject to the payment provisions of this Section 2.1.

Section 2.2 Tax Return Preparation.

(a) Subject to Section 2.2(b), (i) IHM shall prepare and file, or cause to be prepared and filed, all Tax Returns that are required under applicable law to be filed by, with respect to or on behalf of any Outdoor Group Member (whether or not such Outdoor Group Member files a Tax Return on a consolidated, combined or unitary basis with any IHM Group Member) on or before the date of the CCH Distribution and which IHM has prepared and filed, or caused to be prepared and filed with respect to or on behalf of any Outdoor Group Member pursuant to the most recent past practice of IHM, and (ii) IHM shall prepare and file, or cause to be prepared and filed, any Tax Return which IHM determines shall be filed on a consolidated, combined or unitary basis with any Outdoor Group Member, for any Taxable Period beginning before a Deconsolidation Event applicable to the Tax that is the subject matter of the relevant Tax Return.

(b) With respect to the Tax Returns prepared by IHM pursuant to Section 2.2(a), CCOH or, after the CCOH Merger, CCH shall be entitled to review (i) any income Tax Returns which relate solely to the Outdoor Group and (ii) any Tax Returns, or portions thereof, which relate to (x) Taxes for which an Outdoor Group Member may be liable under applicable law or (y) Taxes or Tax Items in respect of which any Outdoor Group Member is entitled to any rights or benefits, or has any obligations, under this Agreement. IHM shall provide each such Tax Return or portions thereof, as applicable, to CCOH or, after the CCOH Merger, CCH at least thirty (30) days prior to the due date for filing such Tax Return (including extensions). CCOH or CCH shall provide comments as soon as practicable with respect to such Tax Returns or portions thereof, and, either (i) IHM shall reflect such comments on such Tax Returns, or (ii) the consent of CCOH or, after the CCOH Merger, CCH, not to be unreasonably withheld or delayed, shall be required, in each case before such Tax Returns are filed with the applicable Taxing Authority, provided, however, that IHM shall not be required to reflect the comments of CCOH or, after the CCOH Merger, CCH or obtain the consent of CCOH or, after the CCOH Merger, CCH with respect to any matter reflected on such Tax Return which is not reasonably expected to affect any Taxes or Tax Items in respect of which any Outdoor Group Member is entitled to any rights or benefits, or has any obligations, under this Agreement, provided further, however, that if a dispute involving a position on a Tax Return cannot be resolved pursuant to those provisions prior to the due date (including extensions) for any such Tax Return, the Tax Return shall be timely filed with IHM’s position reflected and, following the resolution of such dispute, such Tax Return shall be amended to the extent necessary to reflect the resolution of such dispute. Any disputes with respect to any such Tax Return or portion thereof, as applicable, shall be subject to Section 3.3 and Section 4.4.

(c) Except as set forth in, and without duplication of any payments made under, the Transition Services Agreement, CCOH or, after the CCOH Merger, CCH shall reimburse IHM for an allocable portion of its expenses incurred in preparing and filing any Tax Returns described in Section 2.2(a) on behalf of any Outdoor Group Member, as such allocation is reasonably agreed to by IHM and CCOH or, after the CCOH Merger, CCH.

(d) Unless otherwise required by law, the IHM Group Members and Outdoor Group Members, as applicable, shall file the appropriate information and statements, as required by Treasury Regulations Section and 1.368-3, with the IRS with respect to the CCOH Merger, and shall retain the appropriate information relating to the CCOH Merger as described in Treasury Regulations Section 1.368-3(d).

ARTICLE III

Tax Proceedings

Section 3.1 Notification of Tax Controversies. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Controversy that may give rise to an indemnity payment pursuant to Article II or Article V, such Indemnified Party shall notify the Indemnifying Party in writing of such Tax Controversy, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Controversy. The failure of the Indemnified Party to notify the Indemnifying Party in writing of the commencement of any such Tax Controversy within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent (and only to the extent) that the Indemnifying Party is actually materially prejudiced by such failure.

Section 3.2 Tax Controversies. CCOH or, after the CCOH Merger, CCH shall have control over any portion of a Tax Controversy that relates solely to Taxes for which any Outdoor Group Member would be liable under this Agreement, including Taxes for which such Outdoor Group Member joined in filing a Tax Return on a consolidated, combined or unitary basis with any IHM Group Member. IHM shall have control over any portion of a Tax Controversy that relates solely to Taxes for which any IHM Group Member would liable under this Agreement, including Taxes for which such IHM Group Member joined in filing a Tax Return on a consolidated, combined or unitary basis with any Outdoor Group Member. To the extent a Tax Controversy relates to Taxes for which both an IHM Group Member and an

Outdoor Group Member would be liable under this Agreement, to the extent possible the various portions of such Tax Controversy shall be distinguished and allocated so that each party will control the portion of such Tax Controversy which relates solely to Taxes for which it would be liable under this Agreement. To the extent any portion of a Tax Controversy cannot be distinguished as being attributable solely to Taxes for which only an IHM Group Member or an Outdoor Group Member would be liable under this Agreement, if the Tax Return that is the subject of the Tax Controversy was filed by a member of the Outdoor Group, then CCOH or, after the CCOH Merger, CCH shall have control over such portion of the Tax Controversy, and otherwise, IHM shall have control over such portion of the Tax Controversy. In exercising control over any portion of any Tax Controversy, CCOH, or after the CCOH Merger, CCH or IHM, as applicable, (i) shall be entitled to act through counsel and other representatives of its own choosing, at its sole expense, (ii) shall consult with the other party with respect to any portion of any Tax Controversy the resolution of which could reasonably be expected to have an adverse impact on the other party, and (iii) without the consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), shall not settle or compromise any portion of any Tax Controversy if such settlement or compromise could reasonably be expected to have an adverse impact on the other party. IHM (with respect to any portion of a Tax Controversy controlled by CCOH, or after the CCOH Merger, CCH) and CCOH, or after the CCOH Merger, CCH (with respect to a Tax Controversy controlled by IHM and for which an Outdoor Group Member may have liability under this Agreement) shall have the right to observe the conduct of any proceedings with counsel and other representatives of its choosing, at its sole expense. Notwithstanding anything to the contrary in the foregoing, CCOH, or after the CCOH Merger, CCH, shall control and IHM shall be entitled to fully participate in any Tax Controversy with respect to Income Taxes of any Affiliated Group of which Radio Computing Services (UK) Ltd. is a member relating to any Taxable Period beginning before any Deconsolidation Event with respect to Radio Computing Services (UK) Ltd. CCOH, CCH and IHM agree to fully cooperate as reasonably requested with the other in the negotiation, settlement or litigation of any liability for Taxes of any IHM Group Member or Outdoor Group Member.

Section 3.3 Consistency. IHM, CCOH and CCH shall (and shall cause each of their respective Subsidiaries to) take the position on all Tax Returns and in all Tax Controversies that the Transactions shall be subject to Tax in accordance with the Intended Tax Treatment and shall prepare such Tax Returns and defend such Tax Controversies in a manner consistent with the Intended Tax Treatment, in each case unless otherwise required by a Final Determination.

ARTICLE IV

Cooperation

Section 4.1 Tax Information.

(a) CCOH, and after the CCOH Merger, CCH shall cooperate, and shall cause each Outdoor Group Member to cooperate, with IHM in the preparation and filing of Tax Returns, as described in Article II, or in the conduct of Tax Controversies, as described in Article III, by maintaining such books and records and providing on a timely basis such information as may be reasonably necessary or useful in the filing of such Tax Returns or the conduct of such Tax Controversies and executing any documents, providing any further information and taking any actions which IHM may reasonably request in connection therewith.

(b) If CCOH, and after the CCOH Merger, CCH fails to provide, or fails to cause any Outdoor Group Member to provide, any information requested pursuant to this Article IV on a timely basis, then IHM shall have the right to engage an independent certified public accountant of its choice to gather such information. CCOH, and after the CCOH Merger, CCH agrees to permit any such independent certified public accountant full access to all Tax Returns and other relevant information in the possession of any Outdoor Group Member during reasonable business hours, and to reimburse or pay directly all costs and expenses incurred in connection with the engagement of such independent certified public accountant.

(c) If CCOH, and after the CCOH Merger, CCH supplies, or causes any Outdoor Group Member to supply, information to an IHM Group Member in connection with the preparation and filing of any Tax Return or in connection with the conduct of any Tax Controversy and an officer of the requesting party signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer with the requisite knowledge shall certify, under penalties of perjury, the accuracy of the information so supplied. CCOH, and after the CCOH Merger, CCH shall indemnify and hold harmless each IHM Group Member and its respective officers and employees, against any cost, fine, penalty or other expenses of any kind attributable to an Outdoor Group Member supplying an IHM Group Member with inaccurate information, in connection with the preparation and filing of any Tax Return or in connection with the conduct of any Tax Controversy.

Section 4.2 Other Cooperation. Whenever any Outdoor Group Member or IHM Group Member learns of a breach or a violation of any obligation or provision contained in this Agreement, CCOH, and after the CCOH Merger, CCH or IHM, as applicable, shall give notice to the other party within ten days of becoming aware of such breach or violation.

Section 4.3 Retention of Records. CCOH, and after the CCOH Merger, CCH, and IHM and IHC agree to retain, and cause each IHM Group Member or Outdoor Group Member, respectively, to retain, the appropriate records which may affect the determination of the Separate Income Tax Liability or Separate Non-Income Tax Liability of any Outdoor Group Member or the Tax liability of any IHM Group Member which files a Tax Return on a consolidated, combined or unitary basis with any Outdoor Group Member until such time as there has been a Final Determination with respect thereto. Any IHM Group Member or Outdoor Group Member intending to destroy any materials, records, or documents relating to the foregoing matters shall provide CCH or IHM, respectively, with 90 days advance notice and the opportunity to copy or take possession of such materials, records and documents.

Section 4.4 Resolution of Disputes. Any dispute concerning (i) the calculation or basis of determination of any payment provided for hereunder or (ii) any Tax Return or portion thereof provided to CCOH or, after the CCOH Merger, CCH, shall be resolved by a nationally recognized firm of independent certified public accountants mutually acceptable to IHM, on the one hand, and CCOH or, after the CCOH Merger, CCH, on the other hand, whose judgment shall be conclusive and binding upon the parties.

ARTICLE V

Tax Indemnity

Section 5.1 Indemnities for Transaction Taxes and Other Taxes.

(a) CCOH’s and CCH’S Indemnity of IHM and IHC. Notwithstanding any provision of this Agreement to the contrary but except as provided in Section 5.1(b)(ii), CCOH, and after the CCOH Merger, CCH, shall indemnify IHM and each IHM Group Member, and their respective directors, officers and employees, and hold them harmless, on an after-Tax basis, from and against any Transaction Taxes imposed on any Outdoor Group Member.

(b) IHM’s and IHC’s Indemnity of CCOH and CCH. Notwithstanding any provision of this Agreement to the contrary, IHM and IHC shall indemnify CCOH, and after the CCOH Merger, CCH and each Outdoor Group Member, and their respective directors, officers and employees, and hold them harmless, on an after-Tax basis, from and against (i) (A) any Transaction Taxes imposed on any IHM Group Member, (B) any Transfer Taxes and Indirect Gains Taxes which are the responsibility of the IHM Group pursuant to Section 5.2 and, (C) any Tax liability imposed on CCH or any other Outdoor Group Member for any Taxable Period beginning before the date of the CCH Distribution (in excess of the Separate Income Tax Liabilities and Separate Non-Income Tax Liabilities of the Outdoor Group) for which CCH or any Outdoor Group Member is liable solely as a result of Treasury Regulation Section 1.1502-6 (or any similar provision under foreign, state or local law) as a result of being or having been a member of the affiliated group of which IHM is the common parent corporation for federal tax purposes, or a member of a combined, consolidated, unitary or similar group for foreign, state or local tax purposes, which includes any IHM Group Member, and (ii) an amount equal to 50% of the amount by which (A) the amount of any Transaction Taxes imposed on any Outdoor Group Member which are paid to the applicable Taxing Authority on or prior to the third anniversary of the CCH Distribution, exceeds (B) $5,000,000; provided that, the aggregate liability of the IHM and IHC pursuant to this Section 5.1(b)(ii) shall in no event exceed $15,000,000. For the avoidance of doubt, the obligations of IHM and IHC pursuant to Section 5.1(b)(ii) shall not apply to, and IHM and IHC shall not bear any liability pursuant to Section 5.1(b)(ii) for, any Transaction Taxes imposed on any Outdoor Group Member which are paid to the applicable Taxing Authority after the third anniversary of the CCH Distribution.

Section 5.2 Transfer Taxes and Indirect Gains Taxes. Notwithstanding any other provision in this Agreement, all Transfer Taxes and Indirect Gains Taxes shall be borne by the IHM Group.

ARTICLE VI

Miscellaneous

Section 6.1 Term of the Agreement. This Agreement shall become effective as of the date of its execution upon the Debtors’ emergence from the Chapter 11 Cases and, except as otherwise expressly provided herein, shall continue in full force and effect indefinitely.

Section 6.2 Other Tax Sharing Arrangements. Other than any agreement entered into pursuant to the Settlement and Separation Agreement, all Tax sharing, indemnification, and similar agreements, written or unwritten, as between an IHM Group Member, on the one hand, and an Outdoor Group Member, on the other hand, addressing the same or substantially similar issues as are addressed by this Agreement (including, for the avoidance of doubt, the 2005 Tax Matters Agreement) shall be or shall have been terminated no later than the date hereof and, following the date hereof, no IHM Group Member or Outdoor Group Member shall have any further rights or obligations under any such Tax sharing, indemnification, or similar agreements; provided that this Section 6.2 shall not affect any claim by any IHM Group Member or Outdoor Group Member arising before the effective date of this Agreement under the 2005 Tax Matters Agreement.

Section 6.3 Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

Section 6.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unforeseeable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

Section 6.5 Assignment. Except by operation of law or in connection with the sale of all or substantially all the assets of a party hereto, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the advance written consent of the other party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 6.6 Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any Taxing Authority, governmental agency, other regulatory or administrative agency, commission or similar authority, and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence.

Section 6.7 Joint and Several Liability. Each of CCOH, and after the CCOH Merger, CCH, and CCOI shall be jointly and severally liable to IHM, IHC and Radio Newco for any obligations of any Outdoor Group Member under this Agreement. Each of IHM, IHC and Radio Newco shall be jointly and severally liable to CCOH, and after the CCOH Merger, CCH and CCOI for any obligations of any IHM Group Member under this Agreement.

Section 6.8 Parties in Interest. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 6.9 Waivers, Etc. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement, nor the consent to any departure by the parties therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 6.10 Setoff. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

Section 6.11 Change of Law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, the performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 6.12 Confidentiality. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any arbitration or legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its employees or agents may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement.

Section 6.13 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

Section 6.14 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

Section 6.15 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telegram or sent by registered mail, postage prepaid, or by facsimile or other electronic transmission to:

If to IHM or any other member of the IHM Group, to:

iHeartMedia, Inc.

20880 Stone Oak Parkway

San Antonio, Texas 78258

Attention:     Lauren Dean

E-mail:         LaurenDean@iheartmedia.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:     Gregory W. Gallagher, P.C.

Douglas A. Ryder, P.C.,

Dvir Oren, P.C.

Brian D. Wolfe

E-mail:          ggallagher@kirkland.com

douglas.ryder@kirkland.com

dvir.oren@kirkland.com

brian.wolfe@kirkland.com

If to CCOH or any other member of the Outdoor Group, to:

Clear Channel Outdoor Holdings, Inc.

99 Park Avenue, 2nd Floor

New York, NY 10016

Attention:     Lynn Feldman

E-mail:         LynnFeldman@clearchannel.com

Clear Channel Outdoor Holdings, Inc.

c/o Clear Channel International Ltd.

33 Golden Square

London W1F9JT

United Kingdom

Attention:     Adam Tow

E-mail:         Adam.Tow@clearchannel.com

with a copy (which shall not constitute notice) to:

Wilson, Sonsini, Goodrich & Rosati

1301 Avenue of the Americas

New York, NY 10019

Attention:      Benjamin Hoch

Bradley Finkelstein

Eileen Marshall

E-mail:          bhoch@wsgr.com

bfinkelstein@wsgr.com

emarshall@wsgr.com

or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice delivered personally or given by telegram shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed. Notice given by facsimile or other electronic transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.

Section 6.16 Costs and Expenses. Unless otherwise specifically provided herein, each party agrees to pay its own costs and expenses resulting from the exercise of its respective rights or the fulfillment of its respective obligations hereunder.

Section 6.17 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware without regard to any choice or conflict of laws, rules or provisions that would cause the application of the domestic substantive laws of any other jurisdiction.

[REMAINDER OF THE PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

iHEARTMEDIA, INC.

By:	/s/ Richard J. Bressler
Name:	Richard J. Bressler
Title:	President and Chief Financial Officer

iHEARTCOMMUNICATIONS, INC.

By:	/s/ Richard J. Bressler
Name:	Richard J. Bressler
Title:	President and Chief Financial Officer

iHEART OPERATIONS, INC.

By:	/s/ Richard J. Bressler
Name:	Richard J. Bressler
Title:	President and Chief Financial Officer

CLEAR CHANNEL HOLDINGS, INC.

By:	/s/ Brian Coleman
Name:	Brian Coleman
Title:	Senior Vice President, Treasurer and Assistant Secretary

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	/s/ Brian Coleman
Name:	Brian Coleman
Title:	Senior Vice President and Treasurer

CLEAR CHANNEL OUTDOOR, LLC

By:	/s/ Brian Coleman
Name:	Brian Coleman
Title:	Senior Vice President, Treasurer and Assistant Secretary

Schedule 2.1(b)(iii)

See attached.

Schedule 3.3

See attached.